UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — November 29, 2010 (November 22, 2010)

MDC PARTNERS INC.
(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

(416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 22, 2010, MDC Partners Inc. (“MDC”), Maxxcom Inc. (a subsidiary of MDC) and each of their subsidiaries party thereto entered into an amendment (the “Amendment”) to its existing senior secured revolving credit facility, dated October 23, 2009 (as heretofore amended, the “Credit Agreement”), with Wells Fargo Capital Finance, LLC, as agent, and the lenders from time to time party thereto.

In connection with the Amendment and pursuant to separate assignment agreements, JPMorgan Chase Bank, N.A., and Bank of Montreal will join Wells Fargo as lenders under the facility and concurrently the maximum revolver amount under the facility will be increased to $100 million, from $75 million.  As of the date of the Amendment, MDC had no outstanding borrowings under the Credit Facility other than undrawn letters of credit.

The Amendment also provides that MDC will be subject to additional financial covenants relating to “total leverage ratio” and “minimum accounts” (each as defined).  MDC would have been in compliance with each of these covenants as of September 30, 2010.

The foregoing summary description of the Amendment to the Credit Agreement is qualified in its entirety by reference to the full text of the agreements.  The Amendment will be filed as an exhibit to MDC’s Annual Report on Form 10-K for the period ended December 31, 2010.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: November 29, 2010	MDC Partners Inc.

	By:	/s/ David C. Ross
David C. Ross Associate General Counsel & Assistant Secretary